Exhibit 99.1

Execution Version

UNIT Redemption AGREEMENT

This UNIT REDEMPTION AGREEMENT (this “Agreement”), dated as of January 16, 2026, is entered into by and among Western Gas Resources, Inc., a Delaware corporation (“WGR”), Anadarko E&P Onshore LLC, a Delaware limited liability company (“AE&P”), Western Midstream Partners, LP, a Delaware limited partnership (“WES”), and Delaware Basin Midstream LLC, a Delaware limited liability company (“DBM”). WGR, AE&P, WES and DBM are each referred to herein as a “Party” and collectively as the “Parties”. WGR and AE&P are referred to herein collectively as the “OXY Parties” and individually as an “OXY Party”. WES and DBM are referred to herein collectively as the “WES Parties” and individually as a “WES Party”. Capitalized terms used but not otherwise defined herein have the meaning set forth in that certain Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019 (the “Partnership Agreement”).

RECITALS

WHEREAS, Occidental Petroleum Corporation, a Delaware corporation, owns, indirectly, 100% of the issued and outstanding common stock of Anadarko Petroleum Corporation, a Delaware corporation, which owns, directly or indirectly, 100% of the issued and outstanding common stock of WGR and 100% of the issued and outstanding membership interests in AE&P;

WHEREAS, WGR owns 156,219,520 common units representing limited partner interests in WES (“Common Units”);

WHEREAS, WES owns, indirectly, 100% of the issued and outstanding membership interests in DBM;

WHEREAS, AE&P owns working interests in, and operates, certain oil and natural gas wells located in Loving, Winkler, Ward, Reeves and Culberson Counties located in the Delaware Basin in the State of Texas;

WHEREAS, DBM owns and operates a natural gas gathering system and natural gas processing facilities located in the Delaware Basin in the State of Texas;

WHEREAS, DBM and AE&P are parties to that certain Gas Gathering Agreement, dated effective as of January 1, 2018, as amended (the “Gas Gathering Agreement”);

WHEREAS, DBM and AE&P are parties to that certain Gas Processing Contract, dated effective as of January 1, 2018, as amended (the “Gas Processing Contract”);

WHEREAS, AE&P and Permian Delaware Enterprises Holdings LLC, a wholly owned subsidiary of ConocoPhillips (“PDEH”), are parties to one or more joint operating agreements with respect to certain natural gas wells operated by AE&P in the Delaware Basin;

WHEREAS, DBM and AE&P now desire to amend, concurrently with the execution of this Agreement, each of the Gas Gathering Agreement and the Gas Processing Contract and enter into (i) the Third Amendment to the Gas Gathering Agreement (the “GGA Amendment”), and (ii) the Eleventh Amendment to the Gas Processing Contract (the “GPC Amendment”, and together with the GGA Amendment, the “AE&P Midstream Agreements”) to, among other things, (a) in the case of the GGA Amendment, provide DBM with a minimum volume commitment of dedicated gas from AE&P, reduce the gathering fee charged by DBM to AE&P, and provide for a fixed-fee (instead of cost-of-service) rate structure, and (b) in the case of the GPC Amendment, add provisions related to DBM entering into a separate Gas Gathering, Processing and Treating Agreement directly with PDEH (the “PDEH Midstream Agreement”);

WHEREAS, the Parties have agreed that, in connection with the entry into the AE&P Midstream Agreements and the PDEH Midstream Agreement, WGR will transfer and surrender an aggregate of 15,307,402 Common Units, with an agreed upon value of $610.0 million as of the date of this Agreement (the “Subject Units”), to WES for redemption and cancellation at the Closing on the terms set forth in this Agreement;

WHEREAS, each of the Board of Directors of WGR and the sole member of AE&P, by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of WGR and AE&P, as applicable; and (ii) approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, the special committee (the “Special Committee”) of the Board of Directors (the “WES GP Board”) of Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of WES (the “General Partner”), has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of WES and DBM; and (ii) approved this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, with such approval constituting “Special Approval” as such term is defined in the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01.       Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AE&P” has the meaning set forth in the preamble.

“AE&P Midstream Agreements” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to the General Partner, the term “Affiliate” shall not include any Group Member, and (b) with respect to WGR, the term “Affiliate” shall not include the General Partner or any member of the Partnership Group.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the recitals.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“DBM” has the meaning set forth in the preamble.

“Enforceability Exceptions” has the meaning set forth in Section 3.03.

“Gas Gathering Agreement” has the meaning set forth in the recitals.

“Gas Processing Contract” has the meaning set forth in the recitals.

“General Partner” has the meaning set forth in the recitals.

“GGA Amendment” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“GPC Amendment” has the meaning set forth in the recitals.

“Group Member” has the meaning assigned to such term in the Partnership Agreement.

“Group Member Agreement” has the meaning assigned to such term in the Partnership Agreement.

“Intended Tax Treatment” has the meaning set forth in Section 5.02.

“Laws” has the meaning set forth in Section 3.04(c).

“Liens” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction on transfer, easement, encumbrance or other similar interest or adverse right.

“Midstream Agreements” means the AE&P Midstream Agreements and the PDEH Midstream Agreement, collectively.

“OXY Parties” or “Oxy Party” each has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Partnership Agreement” has the meaning set forth in the preamble.

“Partnership Group” has the meaning assigned to such term in the Partnership Agreement.

“PDEH” has the meaning set forth in the recitals.

“PDEH Midstream Agreement” has the meaning set forth in the recitals.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Special Committee” has the meaning set forth in the recitals.

“Subject Units” has the meaning set forth in the recitals.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Transfer Agent” means Computershare Limited.

“WES” has the meaning set forth in the preamble.

“WES GP Board” has the meaning set forth in the recitals.

“WES Parties” or “WES Party” each has the meaning set forth in the preamble.

“WGR” has the meaning set forth in the preamble.

Section 1.02.       Construction and Interpretation. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (A) in the case of agreements or instruments, by waiver or consent, and, in the case of statutes, by succession of comparable successor statues, and (B) all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
TRANSACTION

Section 2.01.     Execution Deliveries by the OXY Parties to the WES Parties. Simultaneously with the execution of this Agreement, the OXY Parties shall deliver, or caused to be delivered, to the WES Parties a counterpart to each of the GGA Amendment and the GPC Amendment, in each case duly executed by AE&P.

Section 2.02.     Execution Deliveries by the WES Parties to the OXY Parties. Simultaneously with the execution of this Agreement, the WES Parties shall deliver, or cause to be delivered, to the OXY Parties (a) a counterpart to each of the GGA Amendment and the GPC Amendment, in each case duly executed by DBM, and (b) a certificate certifying that DBM has entered into the PDEH Midstream Agreement, signed by a duly authorized officer of DBM.

Section 2.03.      Transfer and Surrender of Subject Units to WES as consideration for DBM Entering Into the Midstream Agreements. As consideration for DBM entering into the Midstream Agreements, at the Closing, WGR agrees to transfer and surrender the Subject Units to WES for redemption, and WES agrees to redeem and cancel the Subject Units, subject to the terms and conditions of this Agreement.

Section 2.04.    Closing. The Closing shall occur on February 3, 2026 or such other date to which the Parties agree (such date, the “Closing Date”). At the Closing, (a) WGR shall transfer and surrender the Subject Units to WES for redemption; and (b) WES shall redeem and cancel the Subject Units.

Section 2.05.     Closing Deliveries by the OXY Parties to the WES Parties. At Closing, the OXY Parties shall deliver, or cause to be delivered, to the WES Parties:

(a)
the Subject Units, by executing an instruction letter to the Transfer Agent regarding the transfer of the Subject Units from WGR to WES; and

(b)
each other certificate, document or instrument specified in this Agreement or as may be reasonably requested by the WES Parties to carry out the intent and purposes of this Agreement.

Section 2.06.     Closing Deliveries by the WES Parties to the OXY Parties. At Closing, the WES Parties shall deliver, or cause to be delivered, to the OXY Parties:

(a)
a duly executed copy of an instruction letter to the Transfer Agent regarding the transfer of the Subject Units from WGR to WES; and

(b)
each other certificate, document or instrument specified in this Agreement or as may be reasonably requested by the OXY Parties to carry out the intent and purposes of this Agreement.

Section 2.07.      Conditions to Closing of the OXY Parties. The OXY Parties’ obligation to consummate the transactions contemplated by this Agreement at the Closing is subject to the fulfillment or (to the extent permitted by applicable Laws) written waiver by the WES Parties, on or prior to the Closing Date, of each of the following conditions:

(a)
Representations and Warranties Correct. The representations and warranties made by the WES Parties in ARTICLE IV hereof shall be true and correct in all material respects when made and as of the Closing. The OXY Parties shall have received from the WES Parties a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer of each WES Party.

(b)
Legality. There shall not be in force any order, judgment or injunction by or with any Governmental Authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including the transfer, surrender and cancellation of the Subject Units hereunder, and no such order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, shall have been instituted or threatened in writing seeking to impose any such restraint upon, or prohibition of, the consummation of the transactions contemplated by this Agreement, including the transfer, surrender and cancelation of the Subject Units hereunder.

Section 2.08.      Conditions to Closing of the WES Parties. The WES Parties’ obligation to consummate the transactions contemplated by this Agreement at the Closing is subject to the fulfillment or (to the extent permitted by applicable Laws) written waiver by the WES Parties, on or prior to the Closing Date, of each of the following conditions:

(a)
Representations and Warranties Correct. The representations and warranties made by the OXY Parties in ARTICLE III hereof shall be true and correct in all material respects when made and as of the Closing. The WES Parties shall have received from the OXY Parties a certificate to the effect set forth in the preceding sentence, signed by a duly authorized officer of each OXY Party.

(b)
Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including the transfer, surrender and cancellation of the Subject Units hereunder, and no such order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, shall have been instituted or threatened in writing seeking to impose any such restraint upon, or prohibition of, the consummation of the transactions contemplated by this Agreement, including the transfer, surrender and cancelation of the Subject Units hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF the OXY Parties

The OXY Parties, severally and not jointly, hereby represent and warrant to the WES Parties that (other than the representation and warranty set forth in Section 3.01, which shall be made solely by WGR):

Section 3.01.      Subject Units. As of the date hereof and immediately prior to the Closing, WGR is the record and beneficial owner of the Subject Units, which are held by WGR free and clear of all Liens except for restrictions on transfer provided for in the Partnership Agreement and pursuant to applicable securities Laws. Neither WGR nor any of its Affiliates, nor any Person on behalf of WGR or any of its Affiliates, has taken, directly or indirectly, any action designed to cause or that would result in, or that constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the market price of the Common Units.

Section 3.02.    Organization and Existence. WGR is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on WGR and would not prevent, materially delay or materially impede the performance by WGR of its obligations under this Agreement. AE&P is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on AE&P and would not prevent, materially delay or materially impede the performance by AE&P of its obligations under this Agreement. Each of WGR and AE&P has the requisite power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, except as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on WGR or AE&P, as applicable, and would not prevent, materially delay or materially impede the performance by WGR or AE&P of its obligations under this Agreement.

Section 3.03.     Power and Authority. Each of the OXY Parties has the power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by it pursuant hereto and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. Each of the Oxy Parties has taken all necessary and appropriate actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by any Oxy Party pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by each OXY Party thereto and this Agreement is, and each agreement and instrument to be executed and delivered by any OXY Party pursuant hereto will be when so executed and delivered, a valid and binding obligation of such OXY Party enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.04.       No Violations. The execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered pursuant hereto by either OXY Party does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by either OXY Party of the obligations that it is obligated to perform hereunder or thereunder do not:

(a)
conflict with or result in a breach of any of the provisions of the governing documents of either OXY Party;

(b)
create any Lien on any Subject Units under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which either OXY Party is a party or its properties and assets are bound;

(c)
conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree (collectively, “Laws”) applicable to either OXY Party; or

(d)
conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which either OXY Party is a party or otherwise bound or to which either OXY Party’s properties and assets are subject;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the OXY Parties and would not prevent, materially delay or materially impede the performance by either OXY Party of its obligations under this Agreement.

Section 3.05.       No Brokers. No action has been taken by or on behalf of the OXY Parties that would give rise to any valid claim against the WES Parties or their Affiliates for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

Section 3.06.      Disclaimer of Warranties. Except as expressly set forth in this ARTICLE III or in any agreement or instrument to be executed by either of the OXY Parties in connection with the transactions contemplated hereby, the OXY Parties make no representations or warranties whatsoever and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of either OXY Party or any of its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF the WES Parties

The WES Parties, severally and not jointly, hereby represent and warrant to the OXY Parties that:

Section 4.01.      Organization and Existence. WES is a limited partnership, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a material adverse effect and would not prevent, materially delay or materially impede the performance by WES of its obligations under this Agreement. DBM is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a material adverse effect and would not prevent, materially delay or materially impede the performance by DBM of its obligations under this Agreement. Each WES Party has the requisite power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, except as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect and would not prevent, materially delay or materially impede the performance by either WES Party of its obligations under this Agreement.

Section 4.02.      Power and Authority. Each of the WES Parties has the limited partnership or limited liability company, as applicable, power and authority to enter into this Agreement and each agreement and instrument to be executed and delivered by it pursuant hereto, and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. Each of the WES Parties has taken all necessary and appropriate limited partnership or limited liability company, as applicable, action to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement and instrument to be executed and delivered by either of the WES Parties pursuant hereto will be when so executed and delivered, duly and validly executed and delivered by such WES Party and this Agreement is, and each agreement and instrument to be executed and delivered by either WES Party pursuant hereto will be when so executed and delivered, a valid and binding obligation of such WES Party enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.03.      No Violations. The execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered pursuant hereto by either WES Party does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by either WES Party of the obligations that it is obligated to perform hereunder or thereunder do not, and at the Closing will not:

(a)
conflict with or result in a breach of any of the provisions of the Partnership Agreement or any other Group Member Agreement of the Partnership Group;

(b)
create any Lien on any property or assets of any Group Member under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which any Group Member is a party or their respective properties and assets are bound;

(c)
conflict with any Laws applicable to any Group Member; or

(d)
conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which any Group Member is a party or otherwise bound or to which any of their respective properties and assets are subject;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Partnership Group, taken as a whole, and would not prevent, materially delay or materially impede the performance by either of the WES Parties of its obligations under this Agreement.

Section 4.04.     No Brokers. No action has been taken by or on behalf of the WES Parties or the Special Committee that would give rise to any valid claim against the OXY Parties or their Affiliates for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

Section 4.05.      Disclaimer of Warranties. Except as expressly set forth in this ARTICLE IV or in any agreement or instrument to be executed by either of the WES Parties in connection with the transactions contemplated hereby, the WES Parties make no representations or warranties whatsoever and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, member, partner, director, employee, agent or consultant of either WES Party or any of its Affiliates.

ARTICLE V
COVENANTS

Section 5.01.     Further Assurances. In case at any time after the Closing any further action is necessary to carry out the transactions contemplated hereby or the purposes of this Agreement, each of the Parties will take such further action as the other Party may reasonably request, all at the sole cost and expense of the requesting Party.

Section 5.02.     Tax Treatment. The Parties intend that WGR’s transfer and surrender of the Subject Units to WES for redemption and cancellation in exchange for the consideration described in Section 2.03 will be treated for U.S. federal income tax purposes as a deemed distribution by WES to WGR of an amount of cash equal to the fair market value of the Subject Units transferred and surrendered at the Closing pursuant to Section 731 of the Code and Treasury Regulations Section 1.731-1(a) (the “Intended Tax Treatment”). Each Party shall, and shall cause its controlled Affiliates to, file all Tax returns and other reports consistent with the Intended Tax Treatment, unless required by Law to do otherwise.

ARTICLE VI
MISCELLANEOUS

Section 6.01.     Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. No Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be null and void.

Section 6.02.        Entire Understanding; Headings and Amendments.

(a)
This Agreement and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties with respect to the transactions contemplated hereby, and supersede all previous agreements of any sort with respect thereto. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.

(b)
This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, however, no such amendment or modification shall be effective unless and until it has been approved by the Special Committee.

Section 6.03.       Rights of Third Parties. This Agreement shall not be construed to create any express or implied rights in any persons other than the Parties.

Section 6.04.     Notices. All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:

(a)
If to WGR or AE&P:

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Secretary of Western Gas Resources, Inc.

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: John M. Greer
Email: [***]

(b)
If to WES or DBM:

Western Midstream Partners, LP
9950 Woodloch Forest Drive
The Woodlands, TX 77380
Attention: General Counsel

With copies (which shall not constitute notice) to:

Western Midstream Partners, LP
9950 Woodloch Forest Drive
The Woodlands, TX 77380
Attention: Chairman, Special Committee

Section 6.05.      Choice of Law; Submission to Jurisdiction. This Agreement, and any claim or dispute arising hereunder or relating hereto, shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.06.       Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 6.07.      Damage Limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE FINALLY AND JUDICIALLY DETERMINED AND PAID TO AN UNAFFILIATED THIRD PARTY. THE FOREGOING LIMITATIONS ON LIABILITY SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS LIMITED (EXCLUDING GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT).

Section 6.08.       Waiver and Severability.

(a)
No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by each Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time. The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b)
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.09.      Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.10.      Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

WESTERN GAS RESOURCES, INC.

By:	/s/ Jennifer L. Buchanan
Name:	Jennifer L. Buchanan
Title:	Vice President

ANADARKO E&P ONSHORE LLC

By:	/s/ Jennifer L. Buchanan
Name:	Jennifer L. Buchanan
Title:	Vice President

WESTERN MIDSTREAM PARTNERS, LP

By:	Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar Brown
Name:	Oscar Brown
Title:	President and Chief Executive Officer

DELAWARE BASIN MIDSTREAM LLC

By:	/s/ Oscar Brown
Name:	Oscar Brown
Title:	President and Chief Executive Officer